Exhibit 10.55

Silicon Valley Bank

Amendment to Loan Agreement

Borrower:	BroadVision, Inc.

Dated:	February 26, 2005

THIS AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into between SILICON VALLEY BANK (“Bank”) and the borrower named above (referred to herein at the “Borrower”).

Reference is made to that certain Amended and Restated Loan and Security Agreement dated as of March 31, 2002 between Bank and Borrower, as amended or otherwise modified from time to time (referred to herein as the “Loan Agreement”). (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

Effective as of the date hereof, the parties hereto hereby agree as follows:

1.             Modified Section 2.1.l(c).  Section 2.l.l(c) is hereby amended in its entirety to read as follows:

“(c)         The Committed Revolving Line terminates on the Revolving Maturity Date, when all Revolving Advances, and all accrued and unpaid interest thereon, are immediately due and payable.”

2.             Extension of and Modifications to Equipment Advances Provisions.  The Fifth Modification to the Amended and Restated Loan and Security Agreement dated as of February 27, 2004 by and between Bank and Borrower added an equipment advance facility to the Loan Agreement (the “Equipment Facility”) and denoted certain of such provisions relating thereto as constituting Section 2.1.5 of the Loan Agreement; the denomination of such section as Section 2.1.5 was incorrect.  This Amendment hereby corrects the denomination of such Section to be a new Section 2.1.6 to follow then previously and now-existing Section 2.1.5 (regarding Term Loans) and the Equipment Facility provisions thereunder of (a), (b) and (c) shall be deemed to be provisions under Section 2.1.6 of the Loan Agreement and all references to Section 2.1.5 shall be deemed properly to be references to Term Loan #1 and Term Loan #2 as set forth in the Loan Agreement.  A single borrowing under the Equipment Facility was made during its initial draw period (which draw period ended as of the date hereof) and the principal amount of such loan the “Existing Equipment Advance”) as of the date hereof is $53,573.83 and such advance is being repaid in accordance with the terms set forth in the Equipment Facility provisions. The parties desire to extend the draw period of such Equipment Facility for an additional year from the date hereof ending on the Committed Termination Date as modified hereby, and to allow the Committed Equipment Line (as such term is modified per the provisions of this Amendment) to be available to Borrower for new advances during such extended period. Thus, it is agreed that the Existing Equipment Advance shall continue to be repaid in accordance with the terms applicable thereto as set forth in the Loan Agreement and that the Committed Equipment Line amount henceforth be available to Borrower for an additional period of time, ending on the revised Commitment Termination Date and that all the Equipment Facility provisions shall remain fully applicable and effective as to all new Equipment Advances to be made on and after the date hereof, all as may be modified pursuant to the terms hereof, provided that, and regardless of any other provision set forth in the Equipment Facility Provisions, the minimum advance amount per Equipment Advance shall be $50,000 and there shall be no more than five Equipment Advances made in total, other than the Existing Equipment Advance, which shall be deemed an Equipment Advance for all purposes other than as specifically set forth herein or in the Loan Agreement as modified hereby.

3.             Modified Section 2.3(a).  Section 2.3(a) is hereby amended in its entirely to read as follows:

“2.3(a) Revolving Advances shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate. Term Loan #1 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate. Term Loan #2 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one and one-quarter percentage points (1.25%). After an Event of Default, Obligations shall accrue interest at a rate equal to three percentage points (3.00%) above the respective rates effective for such Obligations immediately before such Event of Default.  The interest rate shall increase or decrease when the Prime Rate changes. Interest is computed on a 360-day year for the actual number of days elapsed.”

4.             Modified Section 2.3.2(b).  The first sentence of Section 2.3.2(b) that now reads as fallows:

“Each Equipment Advance will bear interest at the per annum rate of interest equal to the Prime Rate plus three-quarters of one percent (0.75%).”

IS HEREBY AMENDED TO READ AS FOLLOWS:

The Existing Equipment Advance will bear interest at the per annum rate of interest equal to the Prime Rate plus three-quarters of one percentage point (0.75%), and all other Equipment Advances shall bear interest at the per annum rate of interest equal to the Prime Rate plus one-half of one percentage point (0.50%).”

5.             Modified Definitions.  The defined terms “Committed Equipment Line”. “Commitment Termination Date”, “Committed Revolving Line” and “ Revolving Maturity Date” as set forth in Section 13 of the Loan Agreement are hereby amended to read respectively as follows:

“      ‘Committed Equipment Line’ shall mean $440,770.35.

‘Commitment Termination Date’ shall mean February 25, 2006.

‘Committed Revolving Line’ is Twenty Million Dollars ($20,000,000).

‘Revolving Maturity Date’ shall mean February 25, 2006.    ”

6.             Fees and Expenses.  Borrower shall pay to Bank a loan fee in the amount of $54,408 concurrently herewith, which shall be in addition to interest and to all other amounts payable under the Loan Agreement, and which shall be non-refundable. Further, Borrower shall pay to Bank all Bank Expenses incurred in connection herewith, all as mart fully set forth in the Loan Agreement, including, without limitation, all legal fees and expenses incurred in connection herewith.

7.             Representations True.  Borrower represents and warrants to Bank that all representations and warranties in the Loan Agreement, as modified hereby, are true and correct.

8.             General Provisions.  This Amendment, the Loan Agreement, any prior written amendments and modifications to the Loan Agreement signed by Bank and the Borrower, and the other written documents and agreements between Bank and the Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except at herein expressly modified, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Bank and the Borrower shall continue in full force and effect and the same are hereby ratified and confirmed. This Amendment may be executed in any number of counterparts, which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Borrower:		Silicon:

BROADVISION, INC.		SILICON VALLEY BANK

By	/s/ William E. Meyer	By	/s/ Nick Trangas
	William E. Meyer	Title	Relationship Manager
Title	Chief Financial Officer